Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702. 878.0700
Chairman of the Board, President and Chief Executive Officer

	Patrick Hartman	702. 947.3514
Executive Vice President and Chief Financial Officer
COMMUNITY BANCORP HOLDS ANNUAL SHAREHOLDER MEETING
     Las Vegas, NV – May 30, 2008 – Community Bancorp (the “Company”) (NASDAQ: CBON), parent company of Community Bank of Nevada and Community Bank of Arizona, announced today that at its annual meeting, held on May 29, 2008, the Company’s shareholders voted to: 1) re-elect directors Jacob Bingham, Dan Stewart, Edward Jamison, Gary Stewart, Lawrence Scott and Jack Woodcock to one year terms; 2) approve the amendment of the Articles of Incorporation to authorize an increase in the number of authorized shares of common stock to 50,000,000 and to create a class of preferred stock in the amount of 20,000,000 shares that, if issued, will have such terms, rights and features as may be determined by the Board of Directors and; 3) ratify Grant Thornton, LLP as the Company’s independent public accountants for 2008.
About Community Bancorp
Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area. Community Bank of Arizona is an Arizona State Chartered Bank providing a full range of commercial and consumer bank products through three branches located in the Phoenix area.
For more information about Community Bancorp, visit our website at www.community-bancorp.com.
Member FDIC, Equal Housing Lender, SBA Preferred Lender